Exhibit 10.16

LIMITED WAIVER TO NOTE AGREEMENT AND GUARANTY AGREEMENT

THIS LIMITED WAIVER TO NOTE AGREEMENT AND GUARANTY AGREEMENT (this “Limited Waiver”) is entered into as of December 26, 2008 by and among ST. LOUIS POST-DISPATCH LLC, a Delaware limited liability company (the “Company”), PULITZER INC., a Delaware corporation (the “Guarantor”), and the undersigned holders of Notes (as hereinafter defined).

Recitals

A. The Company entered into that certain Note Agreement dated as of May 1, 2000, as amended by Amendment No. 1 to Note Agreement dated as of November 23, 2004, by Amendment No. 2 to Note Agreement dated as of February 1, 2006, and by Amendment No. 3 to Note Agreement dated as of November 19, 2008 (as so amended and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”), with the several Purchasers listed in the Purchaser Schedule attached thereto, pursuant to which the Company issued and sold to such Purchasers the Company’s 8.05% Senior Notes due April 28, 2009, in the aggregate principal amount of $306,000,000 (together with any such promissory notes that may have been issued in substitution or exchange therefor prior to the date hereof, the “Notes”).

B. In connection with the Note Agreement, the Guarantor entered into that certain Guaranty Agreement dated as of May 1, 2000 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”).

C. As of the Effective Date (as hereinafter defined), the undersigned holders of Notes together hold at least 51% of the aggregate outstanding principal amount of the Notes, and therefore constitute the Required Holder(s) (as defined in the Note Agreement) for purposes of this Limited Waiver.

D. The Company and the Guarantor have informed the holders of the Notes that the Guarantor may be in default of (a) Section 4.1(ii) of the Guaranty Agreement and the Company may be in default of paragraph 5A(ii) of the Note Agreement, in each case in the event (I) the independent public accountants’ audit opinion in respect of the Guarantor’s and Lee’s fiscal year ended September 28, 2008 contains a “going concern qualification” as a result of the Notes being treated as current obligations on the Guarantor’s and the Company’s consolidated balance sheets and/or the financing arrangements under the Amended and Restated Credit Agreement, dated as of December 21, 2005, among Lee and the various agents and lenders party thereto (as the same has been amended to date and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Lee Credit Agreement”) and the Notes or (II) the Guarantor fails to deliver the audited annual financial statements of the Guarantor and its Subsidiaries and related compliance certificates and independent accountants’ “no default” certificates required to be delivered pursuant to Section 4.1 of the Guaranty Agreement and paragraph 5A of the Note Agreement within 90 days after the end of the Guarantor’s and Lee’s fiscal year ended September 28, 2008, and (b) Section 5.1(ii) of the Guaranty Agreement in the event that Consolidated Net Worth (as defined in the Guaranty Agreement) does not meet the requirements of said Section as of the last day of the Guarantor’s fiscal quarters ended September 28, 2008 and December 28, 2008.

E. The holders of the Notes have verbally alleged, and the Company and the Guarantor have disputed, that the Company and the Guarantor may be in default of (a) certain provisions of Section 5.2 of the Guaranty Agreement as a result of the subordination by the Guarantor of certain obligations of Lee and/or its affiliates owed to the Guarantor, (b) clauses (v) and (xxii) of Section 5.4 of the Guaranty Agreement in the event the aggregate amounts of loans, advances and investments of the types described in such clauses made by the Guarantor and its Subsidiaries, including without limitation loans, advances and investments to Affiliates (other than the Guarantor and its Subsidiaries), exceed the respective amounts permitted by such clauses as of the end of the Guarantor’s fiscal quarter ended September 28, 2008, and (c) Section 5.8 of the Guaranty Agreement and paragraph 6C(7) of Note Agreement in the event that the loans, advances and investments by the Guarantor and its Subsidiaries to Affiliates (other than the Guarantor and its Subsidiaries) do not satisfy the requirements of said Section and paragraph (the events in this Recital E, together with the events in Recital D above, being the “Specified Events of Default”).

F. The Company and the Guarantor have requested, and the holders of the Notes have agreed, subject to the terms and conditions of this Limited Waiver, to waive the Specified Events of Default.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Note Agreement.

2. Waivers. Notwithstanding anything to the contrary contained in the Note Agreement or the Guaranty Agreement, the holders of the Notes hereby waive the Specified Events of Default so long as no other Default or Event of Default exists (or hereafter arises) under the Note Agreement (including, without limitation, Defaults and Events of Default that constitute Guaranty Defaults or Guaranty Events of Default, respectively); provided that such waiver of the Specified Events of Default shall cease to be of any force or effect (v) on January 16, 2009 (the “Waiver Termination Date”), (w) if at any time on or after the Effective Date (as hereinafter defined) and prior to the Waiver Termination Date, (i) Consolidated Net Worth (as defined in the Guaranty Agreement) is reduced by the making of any dividend, distribution or other payment in respect of equity interests, or any transfer of property of any nature (other than property in the form of cash payments in respect of accounts payable incurred in the ordinary course of business consistent with past practices), by the Guarantor or any of its Subsidiaries to any Affiliate (other than the Guarantor and its Subsidiaries) or by the forgiveness of an account or loan payable by an Affiliate (other than the Guarantor and its Subsidiaries) or the conversion thereof into equity, (ii) the Guarantor or any of its Subsidiaries incurs, assumes or otherwise becomes liable with respect to any Debt in excess of $1,000,000 in the aggregate, or (iii) the Guarantor or any of its Subsidiaries enters into any transaction with an Affiliate (other than the Guarantor and its Subsidiaries), at which time (in the case of each of the foregoing clauses (i)-(iii))

each Specified Event of Default then existing under the Note Agreement or the Guaranty Agreement will constitute an immediate Event of Default under the Note Agreement without regard to this Limited Waiver, (x) if at any time on or after the date hereof and prior to the Waiver Termination Date, a Default or an Event of Default (other than the Specified Events of Default) exists under the Note Agreement (including, without limitation, Defaults and Events of Default that constitute Guaranty Defaults or Guaranty Events of Default, respectively), at which time each Specified Event of Default then existing under the Note Agreement will constitute an immediate Event of Default under the Note Agreement without regard to this Limited Waiver, (y) if at any time on or after the date hereof and prior to the Waiver Termination Date, the Administrative Agent (as defined in the Lee Credit Agreement) shall give notice of an Event of Default under the Lee Credit Agreement, Lee shall notify the Administrative Agent of an Event of Default under the Lee Credit Agreement, the Second Waiver to Credit Agreement relating to the Lee Credit Agreement shall terminate or any of the lenders or agents under the Lee Credit Agreement shall take any action to enforce their rights or remedies under the Lee Credit Agreement or any other Credit Document (as defined in the Lee Credit Agreement) or applicable law (and by their execution of this Limited Waiver, each of the Guarantor and the Company agrees to notify the holders of the Notes immediately if any of the foregoing matters described in this clause (y) shall occur or exist and Lee shall have knowledge thereof), at which time each Specified Event of Default then existing under the Note Agreement or the Guaranty Agreement will constitute an immediate Event of Default under the Note Agreement without regard to this Limited Waiver, and (z) on January 5, 2009, if the Company and the Guarantor fail to deliver, on or prior to such date, preliminary audited annual financial statements and a preliminary related compliance certificate required to be delivered pursuant to paragraph 5A of the Note Agreement and Section 4.1 of the Guaranty Agreement in respect of the fiscal year of the Guarantor ended September 28, 2008 (although said audited financial statements may have a “going concern” qualification to the extent provided above in this Limited Waiver), at which time each Specified Event of Default then existing under the Note Agreement or the Guaranty Agreement will constitute an immediate Event of Default under the Note Agreement without regard to this Limited Waiver.

3. Certain Inducements to Holders of Notes. In order to induce the holders of the Notes to grant the limited waivers set forth above, and notwithstanding anything to the contrary contained in the Note Agreement or the Guaranty Agreement, during the period from December 15, 2008 until such time as the Required Holders otherwise agree in writing:

(i) neither the Guarantor nor any of its Subsidiaries shall be permitted to pay any fee to the holders of the obligations under the Lee Credit Agreement (or any agent or advisor in respect thereof) in connection with any amendment, modification, change or waiver of, or forbearance with respect to, any term or provision of the Lee Credit Agreement or any other Credit Document (as defined in the Lee Credit Agreement);

(ii) without limiting the obligations of the Company under the Note Agreement or the Guarantor under the Guaranty Agreement, the Company hereby agrees that it shall pay all reasonable fees and disbursements of (a) counsel to the holders of the Notes (including, without limitation, Baker Botts L.L.P. and other special counsel to the holders of the Notes) within five Business Days (except in the case of the initial fees and disbursements payable in the form of a retainer under Section 7(b)(ii) of this Limited Waiver, the payment of which is a condition precedent to the effectiveness of this Limited Waiver) after the receipt of any invoice evidencing any such fees or disbursements, and (b) Conway, Del Genio, Gries &Co., LLC (“CDG”) on the terms set forth in that certain Financial Advisor Fee, Indemnification and Confidentiality Letter, dated as of November 19, 2008, from the Company to CDG and the holders of the Notes;

(iii) the Company and Guarantor hereby confirm and agree that they shall (x) at the request of the Required Holders, cause the Company’s and the Guarantor’s senior management, and use their commercially reasonable efforts to cause Lee’s, the Company’s and the Guarantor’s financial and legal advisors, to (I) discuss (telephonically), on not less than a bi-weekly basis during regular business hours and for reasonable durational periods, with the Note holders, their legal and financial advisors, among other things, the ongoing financial performance and operations, liquidity and progress with respect to any asset sale, merger, consolidation or other business combination, equity infusion, change of control transaction or restructuring plan or similar proposal with respect to the Lee and its Subsidiaries, in each case having a fair market value or transaction value in excess of $5,000,000 (each, a “Proposed Transaction”), and (II) provide CDG and its personnel with access to certain books, records, reports and other information of Lee and its Subsidiaries at reasonable times and locations, in each case to the extent reasonably requested by CDG and to otherwise reasonably cooperate with CDG and its personnel in connection with its analysis of Lee and its Subsidiaries and of the Guarantor and its Subsidiaries, (y) promptly deliver (and in any event, within two Business Days after receipt thereof by Lee, the Company or the Guarantor) to the holders of the Notes each letter of intent, commitment letter, term sheet, memorandum of understanding or similar indication of interest or other agreement, document or correspondence received by Lee, the Company or the Guarantor or their respective financial or legal advisors with respect to any Proposed Transaction involving Lee, the Company, the Guarantor or any of their respective Subsidiaries, and (z) at the same time, in the same degree of detail and in the same manner in which notice thereof is provided by or on behalf of Lee to the Administrative Agent under the Lee Credit Agreement, provide notice to the holders of the Notes of the existence of discussions, or material developments, relating to any Proposed Transaction;

(iv) the Guarantor hereby confirms and agrees that, from and after the Effective Date (as hereinafter defined), it shall deliver to the holders of the Notes, by no later than the first Business Day of each other week (beginning on January 5, 2009), a forecast for the succeeding 13-week period of the projected consolidated cash flows of Lee and its Subsidiaries taken as a whole, together with a variance report of actual cash flows for the immediately preceding period for which a forecast was delivered against the then current forecast for such preceding period;

(v) the Guarantor hereby confirms and agrees that it shall deliver to the holders of the Notes, from and after the Effective Date (as hereinafter defined), (i) detailed preliminary monthly financial information of Lee and its Subsidiaries, in substantially the form previously furnished to CDG, by no later than the tenth Business Day after the end of each fiscal period, beginning with the fiscal period ending December 28, 2008, and (ii) management’s monthly “flash report” for Lee and its Subsidiaries, in substantially the form previously furnished to CDG, by no later than two Business Days after such report is available to the management of Lee;

(vi) the Company and the Guarantor hereby confirm and agree that their and their Subsidiaries’ participation in the daily cash management system of Lee and its Subsidiaries shall be in accordance with past practices in the ordinary course of business (it being understood that this clause (vi) shall not constitute a validation or acceptance by the holders of the Notes of such system and practices, or the consequences thereof, for any purpose under the Note Agreement or the Guaranty Agreement or have any effect upon the subject matter or interpretation of any Specified Event of Default) and will not permit or acquiesce in any change in such participation or system that, individually or in the aggregate, would be adverse to the interests of the holders of the Notes;

(vii) the Company and the Guarantor hereby confirm and agree that it shall promptly deliver to the holders of the Notes any notices from Herald or any lenders (or agents therefor) under the Lee Credit Agreement in connection with any action to enforce their rights or remedies under any of the PD LLC Operating Agreement, the Credit Documents (as defined in the Lee Credit Agreement) or applicable law; and

(viii) the Company and the Guarantor hereby further acknowledge and agree that each of the covenants set forth above in clauses (i), (ii), (vi) and (vii) of this Section 3 shall constitute a covenant for purposes of the Note Agreement and the Guaranty Agreement (including for the purposes of paragraph 7A(iv) of the Note Agreement and Section 6.1(iii) of the Guaranty Agreement).

4. No Waiver of Other Defaults. The parties hereto hereby acknowledge and agree that (a) the holders of the Notes have not waived any existing or future Defaults or Events of Default under the Note Agreement (including, without limitation, Guaranty Defaults or Guaranty Events of Default) or the Guaranty Agreement (other than, in each case, the Specified Events of Default on the terms provided for herein), and (b) no course of dealing shall be deemed to be established as a consequence of the holders of the Notes agreeing to waive the Specified Events of Default as provided in this Limited Waiver.

5. Representations and Warranties. In order to induce the holders of the Notes to enter into this Limited Waiver, the Company and the Guarantor hereby represent and warrant that (i) no Default, Event of Default, Guaranty Default or Guaranty Event of Default exists as of the Effective Date (as defined below), immediately after giving effect to this Limited Waiver on such date, (ii) this Limited Waiver has been duly authorized by all necessary action on the part of the Company and the Guarantor, has been duly executed and delivered by the Company and the Guarantor and constitutes a legal, valid and binding obligation of the Company and the Guarantor, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (iii) the Note Agreement (as modified hereby), the Notes and the Guaranty Agreement (as modified hereby), and all obligations thereunder, are valid and enforceable against the Company and the Guarantor in every respect and all of the terms and conditions thereof are legally binding upon the Company and the Guarantor, in each case all without offset, counterclaims or defenses of any kind, and (iv) from September 28, 2008 to the Effective Date (as hereinafter defined), the Company’s, the Guarantor’s and their respective Subsidiaries’ participation in the daily cash management system of Lee and its Subsidiaries has been conducted in accordance with past practices in the ordinary course of business, and there has been no change in such participation or system that, individually or in the aggregate, has been adverse to the interests of the holders of the Notes.

6. Releases. In further consideration of the Note holders’ execution of this Limited Waiver, the Company and the Guarantor unconditionally and irrevocably acquit and fully forever release and discharge each holder of a Note and all affiliates, partners, subsidiaries, officers, employees, agents, attorneys, financial advisors, principals, directors and shareholders of such Persons, and their respective heirs, legal representatives, successors and assigns (collectively, the “Releasees”) from any and all claims, demands, causes of action, obligations, remedies, suits, damages and liabilities of any nature whatsoever, whether now known, suspected or claimed, whether arising under common law, in equity or under statute, which the Company or the Guarantor ever had or now has against any of the Releasees and which may have arisen at any time prior to the date hereof and which were in any manner related to this Limited Waiver, the Notes, the Note Agreement, the Guaranty Agreement or related documents, instruments or agreements or the enforcement or attempted or threatened enforcement by any of the Releasees of any of their respective rights, remedies or recourse related thereto (collectively, the “Released Claims”). Each of the Company and the Guarantor covenants and agrees never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any of the Releasees any action or other proceeding based upon any of the Released Claims.

7. Conditions to Effectiveness. This Limited Waiver shall become effective, as of the date first written above (the “Effective Date”), when:

(a) the Company, the Guarantor and the Required Holders shall have signed a counterpart hereof (whether the same or separate counterparts) and shall have delivered (including by way of facsimile or other electronic transmission) the same to Baker Botts L.L.P., 2001 Ross Avenue, Suite 600, Dallas, TX 75201, Attention: Rick Goyne (facsimile number: 214-953-6527/ e-mail address: rick.goyne@bakerbotts.com); and

(b) the Company shall have paid (i) to the holders of the Notes all fees, costs and expenses (including, without limitation, legal fees and expenses of Baker Botts L.L.P. and other special counsel to the holders of the Notes and financial advisor fees and expenses) payable to the holders of the Notes to the extent then due, and (ii) to Baker Botts L.L.P. and other special counsel for the holders of the Notes $150,000 in the aggregate as a retainer (it being understood and agreed that such retainer shall be an “evergreen” retainer and shall not be deemed to be a “cap” on the costs, fees and expenses and that the receipt of such retainer shall not limit the rights and remedies of the holders of the Notes, or the obligations of the Company or the Guarantor under paragraph 11A of the Note Agreement or Section 3 of this Limited Waiver).

8. Waiver Fee. The Company hereby covenants and agrees that, so long as the Effective Date occurs, it shall pay to each holder of a Note (and as required by paragraph 11C of the Note Agreement, whether or not such holder executes and delivers a counterpart hereof), its pro rata portion of a non-refundable cash fee (the “Waiver Fee”) in Dollars in an amount equal to 7.5 basis points (0.075%) on the amount of $306,000,000. The Waiver Fee shall not be subject to counterclaim or set-off, or be otherwise affected by, any claim or dispute relating to any other matter.

9. Miscellaneous.

(a) References to Note Agreement and Guaranty Agreement. Upon and after the date of this Limited Waiver, each reference to the Note Agreement or the Guaranty Agreement in the Note Agreement, the Guaranty Agreement, the Notes or any other instrument or agreement entered into in connection therewith or otherwise related thereto shall mean and be a reference to the Note Agreement or the Guaranty Agreement as modified by this Limited Waiver.

(b) Ratification and Confirmation. Except as specifically modified herein, the Note Agreement and the Guaranty Agreement shall remain in full force and effect, and are hereby ratified and confirmed.

(c) No Waiver. Except as expressly provided herein, the execution, delivery and effectiveness of this Limited Waiver shall not operate as a waiver of any right, power or remedy of any holder of Notes, nor constitute a waiver of any provision of the Note Agreement, the Guaranty Agreement, any Note or any other instrument or agreement entered into in connection therewith or otherwise related thereto.

(d) CDG Engagement. Nothing in this Limited Waiver shall affect the rights of CDG or the holders of the Notes, or the obligations of the Company and the Guarantor, under the Financial Advisor Fee, Indemnification and Confidentiality Letter, dated as of November 19, 2008, from the Company to CDG and the holders of the Notes.

(e) GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

(f) Counterparts. This Limited Waiver may be executed in counterparts (including those transmitted by facsimile), each of which shall be deemed an original and all of which taken together shall constitute one and the same document. Delivery of this Limited Waiver may be made by facsimile transmission of a duly executed counterpart copy hereof.

[The remainder of this page is intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Limited Waiver to be executed and delivered by their duly authorized officers as of the date first above written.

ST. LOUIS POST-DISPATCH LLC

By: PULITZER INC., as Managing Member

By:	/s/ Carl G. Schmidt
Name:	Carl G. Schmidt
Title:	Treasurer

PULITZER INC.

By:	/s/ Carl G. Schmidt
Name:	Carl G. Schmidt
Title:	Treasurer

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Paul H. Procyk
Name: Paul H. Procyk
Title: Vice President

AMERICAN GENERAL LIFE INSURANCE COMPANY AIG ANNUITY INSURANCE COMPANY

By:	AIG Global Investment Corp., Investment Advisor

	By:	/s/ Richard Conway
	Name:	Richard Conway
	Title:	Managing Director

AIG EDISON LIFE INSURANCE COMPANY

By:	AIG Global Investment Corp., Investment Sub-Advisor

	By:	/s/ Richard Conway
	Name:	Richard Conway
	Title:	Managing Director

Signature page to Limited Waiver to Note Agreement and Guaranty Agreement

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Richard A. Strait
Name:	Richard A. Strait
Its Authorized Representative

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, for its Group Annuity Separate Account

By:	/s/ Richard A. Strait
Name:	Richard A. Strait
Its Authorized Representative

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Cathy Schwartz
Name:	Cathy Schwartz
Title:	Assistant Vice President

By:	/s/ Peter S. Fiek
Name:	Peter S. Fiek
Title:	Assistant Secretary

Signature page to Limited Waiver to Note Agreement and Guaranty Agreement